Exhibit 10.1

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (“Agreement”) is effective as of December 21, 2015, being the date of execution by all parties hereto, by and among Pleasant Kids, Inc, a Florida corporation (“PLKD”),NGH Acquisition Corp, a Florida Corporation(“the Merger Sub”)and Next Group Holdings, a Florida Corporation(“NGH”).

WHEREAS, PLKD,NGH and the Merger Sub previously entered into a Share Exchange Agreement dated as of August 15, 2015 pertaining to the acquisition by PLKD of all of the outstanding  shares of NGH  (the “Stock Exchange Agreement”); and

WHEREAS, certain shareholders of NGH expressed concerns about the potential tax implications of the Share Exchange Agreement; and

WHEREAS, PLGD, NGH and the Merger Sub desire to enter into a Termination Agreement (the “Termination Agreement”) so that the Share Exchange Agreement may be replaced with an Agreement and Plan of Merger;

NOW, THEREFORE, in consideration of the promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Termination of Share Exchange Agreement. From and after the date of this Agreement, being the date upon which all parties have executed the contract, the obligations, rights and duties of the parties shall be as set forth in this Agreement. Upon execution of this Agreement by all parties and satisfaction of the conditions set forth in Section 2 hereof, all other previously written or oral agreements and understandings among the parties are hereby terminated, including, but not limited to the Share Exchange Agreement.

2. Conditions Precedent. This Agreement shall not become effective until such time as PLKD and NGH have entered into the Agreement and Plan of Merger in the form attached hereto as Exhibit A. The date upon which this condition has been satisfied is the “Effective Date”.

3. Mutual Release. Effective as of the date hereof, each of PLKD, NGH and the Merger Sub (each, a “Party”) hereto does fully, finally, completely, and absolutely RELEASE, ACQUIT, AND FOREVER DISCHARGE each of the other Parties hereto and each of their respective current and former officers, directors, shareholders, employees, agents, attorneys, parent companies, subsidiaries, affiliates, successors, assigns, and representatives, and all those at interest therewith, of and from any and all claims, demands, actions, remedies, causes of action, choses in action, debts, liabilities, contracts, damages, costs (including, without limitation, attorneys’ fees and all costs of court or other proceedings), expenses and losses of every kind or nature, whether arising by contract, tort or other theory, at this time known or unknown, accrued or unaccrued, direct or indirect, fixed or contingent, in law, by statute, by regulation, by court order, or in equity, that either of them and all their representatives, successors, assigns, agents, employees, or representatives, and all those at interest therewith, ever had, now has, or hereafter can, shall or may have, for, upon or by reason or arising prior to the date hereof out of or related to the transactions described in the Share Exchange Agreement and all other agreements entered into in connection with the closing described therein, excepting only the Parties obligations under this Termination Agreement and the Terminal Agreement.

4. Miscellaneous.

4.1 Binding Effect. When duly executed and delivered, this Agreement will be the legal and binding obligation of each of the parties, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights and by equitable principles of general application. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors.

4.2 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and shall not confer upon third parties any remedy, claim, cause of action or other right in addition to those existing without reference to this Agreement.

4.3 Entire Agreement. THIS AGREEMENT, TOGETHER WITH THE AGREEMENTS INCORPORATED HEREIN REPRESENTS THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

4.4 Assignment: Amendment: Waiver. This Agreement is not assignable by the parties hereto without the prior written consent of the Parties. This Agreement may not be amended nor may any rights hereunder be waived except by an instrument in writing signed by the party sought to be charged with the amendment or waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

4.5 Governing Law: Venue. This Agreement shall be construed in accordance with and governed by the laws of the State of Florida, without giving effect to the provisions, policies or principles thereof relating to choice or conflict of laws.

4.6 Costs and Attorneys’ Fees. If the obligations of the parties expressed herein are the subject of litigation, the prevailing party shall be entitled to recover from the other party all reasonable costs and expenses of such litigation, including reasonable attorneys’ fees and costs of appeal.

4.7 Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

4.8 Notices. Any notice or approval required or permitted under this Agreement, whether delivered by hand, electronic facsimile or mail, shall be in writing and shall be sent to the following addresses or to any other address designated by prior written notice:

If to NGH:	Next Group Holdings, Inc. 1111 Brickell Avenue, Suite 2200 Miami, Florida 33131 Arik Maimon, Chief Executive Officer Email: arik@nxtgn.net
with a copy to (which shall not constitute notice):	Law Office of Simon Kogan 171 Wellington Court, Suite 1J Staten Island, NY 10314 Attn: Simon Kogan, Esq. Email: simonkogan@koganlaw.net
If to PLKD or Merger Sub:	Pleasant Kids, Inc. 2600 W. Olive Avenue, Burbank, California 95150 Attn: Robert Rico, CEO Email: robertpleasantkids@gmail.com
with a copy to:	Law Office of Andrew Coldicutt 1220 Rosecrans Street, PMB 258 San Diego, CA 92106 Attn: Andrew Coldicutt, Esq. Email: Andrew@coldicuttlaw.com

4.9 Further Actions. The parties agree to take such further actions and to execute and deliver such documents as may be reasonably necessary to effectuate the purposes of this Agreement.

4.10 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above by their respective officers.

PLEASANT KIDS, INC.

By:	/s/ Calvin Lewis
Name:	Calvin Lewis
Title:	President

By:	/s/ Robert Rico
Name:	Robert Rico
Title:	Chief Executive Officer

NEXT GROUP HOLDINGS, INC.

By:	/s/ Arik Maimon
Name:	Arik Maimon
Title:	Chief Executive Officer

NGH ACQUISITION CORP.

By:	/s/ Calvin Lewis
Name:	Calvin Lewis
Title:	President